Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the Quarter Ended September 30, 2025

For Immediate Release

PORTLAND, Maine – November 13, 2025 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its unaudited financial results for the quarter ended September 30, 2025.

Product Sales Highlights:

●	During the third quarter of 2025, product sales decreased by 8% to approximately $5.5 million compared to the third quarter of 2024.
●	During the nine-month period ended September 30, 2025, product sales increased by 7% to approximately $20.0 million compared to the nine-month period ended September 30, 2024.
●	During the twelve-month period ended September 30, 2025, product sales increased by 16% to approximately $27.8 million compared to the twelve-month period ended September 30, 2024.

Preliminary, unaudited product sales for the third quarter of 2025 were first reported on October 7, 2025. There are no changes to those figures.

Management’s Discussion:

“Net Income for the nine-month period ended September 30, 2025 was $1.8 million, compared to a net loss in the same period last year of $2.7 million. That $4.5 million swing was driven by higher product sales at a significantly higher gross margin, coupled with operating expense control mainly in the form of reduced product development expenses related to Re-Tain®,” said Timothy C. Fiori, Chief Financial Officer of ImmuCell.

“The Company has overcome a prolonged order backlog situation that arose from previous interruptions in production. As we can see in the quarter ended September 30, 2025 results, backlog dynamics have created difficult conditions for year over year sales comparisons,” added Mr. Fiori. “We now have sufficient inventory on hand throughout the supply chain to give our customers, distributor partners and sales team the confidence to drive product adoption and revenue growth. We are operating from a clean slate.”

“Another healthy sign is the recovery of our gross margin percentage. We achieved 42.6% during the nine-month period ended September 30, 2025, versus 27.3% for the comparable period in 2024,” concluded Mr. Fiori.

“On the topic of Re-Tain®,” Mr. Fiori further commented, “our Investigational Product use of Re-Tain® is under way, in partnership with Michigan State University. We will continue to collect market feedback about product performance in the field over the remainder of 2025 and into 2026.”

Certain Other Financial Results:

●	Gross margin was 43% and 26% of product sales during the three-month periods ended September 30, 2025 and 2024, respectively.
●

Net loss was approximately ($140,000), or ($0.02) per basic share, during the three-month period ended September 30, 2025, in comparison to a net loss of ($702,000), or ($0.09) per basic share, during the three-month period ended September 30, 2024.

●

Net income was $1.8 million, or $0.20 per diluted share, during the nine-month period ended September 30, 2025, in contrast to a net loss of ($2.7) million, or ($0.34) per basic share, during the nine-month period ended September 30, 2024.

●

Adjusted EBITDA (a non-GAAP financial measure described below in this press release) improved to approximately $751,000 and $4.4 million during the three-month and nine-month periods ended September 30, 2025, respectively, versus $196,000 and $35,000 for the comparable periods in 2024.

Balance Sheet Data as of September 30, 2025:

●

Cash and cash equivalents increased to approximately $3.9 million as of September 30, 2025 from $3.8 million as of December 31, 2024, with no draw outstanding on the available $1 million line of credit as of these dates.

●	Net working capital increased to approximately $12.8 million as of September 30, 2025 from $10.6 million as of December 31, 2024.
●	Stockholders’ equity increased to approximately $29.8 million as of September 30, 2025 from $27.5 million as of December 31, 2024.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release and the statements to be made in the related conference call referenced herein contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans, goals and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals and pending or anticipated regulatory inspections of our facilities and those of our contract manufacturers; future demand for our products; future adoption of Re-Tain® by dairy producers; growth in acceptance of our First Defense® product line by dairy and beef producers; future costs of product development efforts; the adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the impacts of backlogs on customer relationships; the efficacy of our contamination remediation efforts; whether or not we will experience future contamination events; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the robustness of our manufacturing processes to meet future demand and related technical issues; future changes in our manufacturing capabilities and efficiencies; and any other statements that are not historical facts. These statements are intended to provide management's current expectation of future events as of the date of this earnings release, are based on management's estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company's actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain®), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs), adverse impacts of supply chain disruptions on our operations and customer and supplier relationships, commercial and operational risks relating to our current and planned expansion of production capacity, our ability to obtain colostrum that meets our specifications, and other risks and uncertainties detailed from time to time in filings we make with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Statements of Operations (Unaudited)

	During the Three-Month Periods Ended September 30,		During the Nine-Month Periods Ended September 30,
(In thousands, except per share amounts)	2025	2024	2025	2024

Product sales	$5,506	$6,012	$20,018	$18,742
Costs of goods sold	3,143	4,428	11,483	13,633
Gross margin	2,363	1,584	8,535	5,109

Sales and marketing expenses	919	844	2,472	2,630
Product development expenses	694	786	2,283	3,079
Administrative expenses	729	528	2,073	1,662
Operating expenses	2,343	2,158	6,828	7,371

NET OPERATING INCOME (LOSS)	20	(575)	1,707	(2,262)

Other (expenses) income, net	(155)	(125)	110	(406)

(LOSS) INCOME BEFORE INCOME TAXES	(135)	(700)	1,817	(2,667)

Income tax expense	4	1	8	4

NET (LOSS) INCOME	($140)	($702)	$1,809	($2,671)

Basic weighted average common shares outstanding	9,046	8,164	9,019	7,908
Basic net (loss) income per share	($0.02)	($0.09)	$0.20	($0.34)

Diluted weighted average common shares outstanding	9,046	8,164	9,019	7,908
Diluted net (loss) income per share	($0.02)	($0.09)	$0.20	($0.34)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of September 30, 2025	As of December 31, 2024
Cash and cash equivalents	$3,886	$3,758
Net working capital	12,827	10,631
Stockholders’ equity	29,801	27,518
Total assets	$45,730	$45,100

Non-GAAP Financial Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding certain charges from our reported net (loss) income. Adjusted EBITDA is calculated and reconciled to the most comparable GAAP financial measure in the following table:

	During the Three-Month Periods Ended September 30,		During the Nine-Month Periods Ended September 30,
(In thousands)	2025	2024	2025	2024

Net (loss) income	($140)	($702)	$1,809	($2,671)
Income tax expense	4	1	8	4
Interest expense (excluding debt issuance and debt discount costs)	105	133	336	401
Depreciation	674	670	2,009	1,999
Amortization (including debt issuance and debt discount costs)	34	16	66	46
Stock-based compensation expense	73	78	192	257
Adjusted EBITDA	$751	$196	$4,420	$35

Cash payments to satisfy debt repayment obligations and to make capital expenditure investments are other uses of cash that are not included in the calculation of EBITDA, which management also considers when assessing its cash flows.

Conference Call:

The Company is planning to host a conference call on Friday, November 14, 2025 at 9:00 AM ET to discuss the unaudited financial results for the quarter ended September 30, 2025. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international). A teleconference replay of the call will be available until November 21, 2025 at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing replay access code #7664668. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company. An updated version of the slide deck was made available after the market closed on Thursday, November 13, 2025.

About ImmuCell:

ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves, and is in the late stages of developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows without FDA-required milk discard or pre-slaughter withdrawal label restrictions that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts: Olivier te Boekhorst, President and CEO

Timothy C. Fiori, Chief Financial Officer
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700

iccc@lythampartners.com